Exhibit 99.1

Exhibit 99.1

A Foundation Built for Opportunity

The Highly Anticipated NYSE Listing of a Market Leading Net Lease REIT (Ticker “COLE”)

June 4, 2013

Disclosures

Tender Offer

This presentation is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Cole Real Estate Investments, Inc. (“Cole”). The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that Cole intends to distribute to its stockholders and file with the U.S. Securities and Exchange Commission (“SEC”). The full details of the tender offer, including complete instructions on how to tender stock, will be included in the offer to purchase, the letter of transmittal and other related material that Cole will distribute to stockholders and file with the SEC upon commencement of the tender offer. Stockholders are urged to carefully read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that Cole files with the SEC at the SEC’s website at: http://www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. In addition, copies of the documents filed by Cole with the SEC will be available free of charge by directing a written request to Cole Real Estate Investments, 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Investor Relations.

Tenants, Trademarks and Logos

Thepropertiespicturedhavebeen acquiredbyCole. Corporatetenants may also occupy numerous properties that are not owned by Cole or Cole?sponsored programs. Cole is not affiliated or associated with, is not endorsed by, does not endorse, and is not sponsored by or a sponsor of the tenants or the joint venture partners shown, or of their products or services pictured or mentioned. The names, logos and all related product and service names, design marks and slogans are the trademarks or service marks of their respective companies.

© 2013 Cole Real Estate Investments, Inc. All Rights  Reserved.

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Listing Summary

ISSUER Cole Real Estate Investments, Inc.

TICKER COLE

STOCK EXCHANGE NYSE

TIMING Targeted for June 2013

No lock-ups LOCK-UP

100% freely tradable on day 1

Cole expects to have up to $500 million available to fund a tender offer and a TENDER secondary market purchase program to support liquidity in the period following listing (details to come) CURRENT

ANNUALIZED $0.70 / share, paid monthly DISTRIBUTION

© 2013 Cole Real Estate Investments, Inc. All Rights Reserved.

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Tender Considerations

Hold Shares

• Provides the opportunity for shareholders to participate in potential market upside and future growth of Cole

• Provides continued opportunity for CONSIDERATIONS distribution income for yield oriented stockholders

• Participation in performance from potential index inclusion

• Not a taxable event

• Do not tender shares in the tender offer

• Move shares to a brokerage account

• Does not have to be done at listing

• Open a new brokerage account, if PROCESS necessary

• Defers your taxable event

Tender Shares

• Tendering is a taxable event

• Final amount of shares you tender that will be accepted may have some uncertainty

• Loss of distribution yield and income

• Loss of potential market upside and future growth of Cole

• Complete the tender form which will be available when the tender commences

• Wait for the final results of the tender offer

• Payment will be made promptly following expiry of tender offer

After the listing, stockholders can increase their position in Cole at any time by acquiring additional shares at the market price.

COLE HAS NOT COMMENCED ANY TENDER OR STOCK PURCHASES. ON COMMENCEMENT OF ANY TENDER OFFER, COLE AND ITS ADVISORS AND REPRESENTATIVES WILL NOT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR REGARDING PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

© 2013 Cole Real Estate Investments, Inc. All Rights Reserved.

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